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                                                                   EXHIBIT 10.31

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of May 1, 2000, by and between 3TEC Energy Corporation, a Delaware corporation (the "Company") and R. A. Walker ("Employee").

     WITNESSETH:

     WHEREAS, the Company is engaged in the oil and gas business;

     WHEREAS, the Company desires to employ Employee as its President and Chief Financial Officer and Employee desires to be so employed;

     WHEREAS, the Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings;

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     1.  Term of Employment.   The Company shall employ Employee in the capacity
set forth herein for a term of two (2) years and eight (8) months commencing on May 1, 2000, and ending on December 31, 2002 (the "Employment Period"). On the last day of the Employment Period and on each anniversary of the last day of the Employment Period thereafter, this Agreement shall automatically be extended for a one (1) year period unless either party gives notice to the other of the intent to terminate no less than ninety (90) days prior to the end of the Employment Period or any anniversary thereof.

     2.  Responsibilities of Employee.

     (a) In accepting employment by the Company, Employee shall undertake and assume the responsibility of performing for and on behalf of the Company any and all duties customarily associated with the position of President and Chief Financial Officer of the Company.

     (b) Employee agrees to devote his full time and effort to his duties as an employee of the Company. Employee may devote a reasonable amount of his time to civic and community affairs, and subject to the provisions of paragraphs 6 and 7 hereof, to other business and financial interests; provided that such other activities do not interfere with the performance of Employee's responsibility as President and Chief Financial Officer of the Company.

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     3.  Compensation.  As compensation for the services to be rendered by
Employee for the Company under this Agreement, Employee shall be entitled to the following (collectively referred to hereinafter as "Total Compensation"):

     (a) The Company shall pay Employee during the period in which Employee is employed by the Company an annual salary of Three Hundred Thousand Dollars ($300,000) ("Base Compensation"), payable periodically for such periods as may be established by the Company for payment of its employees under its normal payroll practices.

     (b) In addition, Employee shall be eligible to receive an annual bonus to be determined by the Company in its sole discretion based on performance criteria to be adopted by the Compensation Committee of the Board of Directors of the Company (the "Board"). Each such annual bonus may be in an amount up to fifty percent (50%) of the Base Compensation.

     4. Stock Options; Incentive, Savings and Retirement Plans and Welfare Benefit Plans.

     (a) On the first day of the Employment Period, Employee shall be granted stock options giving Employee the right to purchase 500,000 shares of common stock in the Company, one-half of which shall be vested upon grant with the remaining one-half to vest equally over a three (3) year period. The option price shall be the fair market value of the stock on the date of grant. Fair market value and all other terms of the option grant shall be governed by the provisions of the 3TEC Energy Corporation 2000 Stock Option Plan (the "Plan"). Employee shall be eligible for additional option grants as determined annually by the Board.

     (b) During the period in which Employee is employed by the Company, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other key or senior executive employees of the Company.

     (c) During the period in which Employee is employed by the Company, Employee and/or Employee's family, as the case may be, shall be eligible for participation and shall receive all benefits under welfare benefit plans, practices and policies and programs provided by the Company to the extent applicable generally to other key or senior executive employees of the Company, including, without limitation, medical and dental insurance coverage under the Company's medical and dental insurance plans.

     5. Expenses. Employee shall be reimbursed for all reasonable business expenses incurred by him in connection with or incident to the performance of his duties and responsibilities hereunder upon the Employee's submission to the Company of vouchers or expense statements evidencing such expenses in such form or format as the Company may reasonably require. Employee shall be reimbursed by the Company for his reasonable relocation

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costs from Dallas to Houston and to the extent such reimbursement is considered taxable income, the Company will gross up the reimbursement to cover the additional income tax resulting from such reimbursement. Employee shall also be reimbursed for the costs of an annual stress physical at the Cooper Clinic in Dallas, Texas.

     6.  Business Opportunities and Intellectual Property.

     (a) During the period in which Employee is employed by the Company, Employee shall promptly disclose to the Company all "Business Opportunities" and "Intellectual Property" (each as defined below).

     (b) Employee hereby assigns and agrees to assign to the Company, its successors, assigns or designees, all of Employee's right, title and interest in and to all "Business Opportunities" and "Intellectual Property," and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

     (c) For purposes hereof, "Business Opportunities" shall mean all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are:

          (i) developed by Employee (A) during the period in which Employee is employed by the Company, or (B) before the period in which Employee is employed by the Company, but only to the extent of Employee's rights thereto during such period, or

          (ii) originated by any third party and brought to the attention of Employee (A) during the period in which Employee is employed by the Company, or (B) before the period in which Employee is employed by the Company, but only to the extent of Employee's rights thereto during such period, together with information relating thereto, including, without limitation, any "Business Records" (as defined below).

     (d) For purposes hereof "Intellectual Property" shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which are discovered, conceived, invented, created or developed by Employee, alone or with others: (i) during the period in which Employee is employed by the Company if such discovery, conception, invention, creation, or development (A) occurs in the

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course of the Employee's employment with the Company, or (B) occurs with the use of any of the Company's time, materials or facilities, or (C) in the opinion of the Board of Directors of the Company, relates or pertains in any way to the Company's purposes, activities or affairs, or (ii) before the period in which Employee is employed by the Company, but only to the extent of Employee's rights thereto during such period.

     7.  Non-Competition and Non-Disclosure; Injunctive Relief.   Employee
acknowledges that the services he is to render in the course of his employment by the Company are of a special and unusual character with unique value to the Company. In view of the value to the Company of the services of Employee during the course of his employment by the Company, because of the Business Opportunities, Intellectual Property and "Confidential Information" (as defined below) to be obtained by or disclosed to Employee, and as a inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees as follows:

     (a) During the period in which Employee is employed by the Company, Employee shall not directly or indirectly be employed by or render advisory, consulting or other services in connection with any business enterprise or person that is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products. Notwithstanding the foregoing, the Company acknowledges that Employee serves on the board of directors of the entities set forth on Exhibit A attached hereto. Employee acknowledges and agrees that in the event a conflict of interests arises between the Company and any of the entities set forth on Exhibit A attached hereto, Employee shall immediately notify the Board of such conflict and shall take any and all steps necessary to protect the Company's best interests.

     (b) During the period in which Employee is employed by the Company, Employee shall not, directly or indirectly, in any capacity (including, without limitation, as a proprietor, investor, director or officer or in any other individual or representative capacity), be financially interested in or engage in any business that is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products (the "E & P Business"); however, it is specifically agreed between the parties that Employee may continue to be financially interested in and engage in any E & P Business that is described on Exhibit A attached hereto, provided, that such activities do not materially detract from the Employee's performance of his responsibilities as President and Chief Financial Officer, provided, further that, nothing contained in this paragraph 7(b) shall relieve the Employee of his obligations contained
in paragraph 7(a) above.   In addition, Employee may make investments in
publicly traded companies that engage in the E & P Business, provided such investments represent less than one percent (1%) of the issued and outstanding shares of such company.

     (c) During the period in which Employee is employed by the Company, all investments made by Employee (whether in his own name or in the name of any family members), which relate to the lease, acquisition, exploration, production, gathering or marketing

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or hydrocarbons and related products shall be made solely through the Company;
and Employee will not (directly or indirectly through any family members), (i) invest or otherwise participate alongside the Company in any Business Opportunities, or (ii) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity.

     (d) During the period in which Employee is employed by the Company and thereafter, Employee will not disclose to any third party or directly or indirectly make use of, in a way materially detrimental to the Company, any and all trade secrets and confidential or proprietary information pertaining to the Company (collectively referred to as "Confidential Information"). For purposes of this Section 7, it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company whether oral or in written form in a "Business Records" (as defined in paragraph 7(g) below). Notwithstanding the foregoing, no information of the Company will be deemed confidential for the purposes of this paragraph 7(d) if such information is or becomes public knowledge through no act of Employee or was previously known by Employee prior to entering into this Agreement.

     (e) During the Employment Period or the period in which Employee is employed by the Company, whichever is longer, and for a six-month period commencing upon the termination of such longer period, Employee may not solicit, raid, entice or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company or any other person who is under contract with or rendering services to the Company, to
(i) terminate his employment by, or contractual relationship with, the Company,
(ii) refrain from extending or renewing the same (upon the same or new terms),
(iii) refrain from rendering services to or for the Company, or (iv) become employed by or to enter into contractual relations with any persons other than the Company.

     (f) Employee acknowledges and agrees that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to Business Opportunities, Intellectual Property and Confidential Information vital to the Company's businesses. By reason of this, the Employee consents and agrees that if he violates any of the provisions of this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining the Employee from committing or continuing any such violation of this Agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled. Further, during any period in which the Employee is in breach of the covenants set forth in this Section 7, the time period of this covenant shall be extended for an amount of time that the Employee is in breach.

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     (g) The Employee agrees to promptly deliver to the Company, upon termination of Employee's employment with the Company, or at any other time when the Company so requests, all documents relating to the business of the Company, including, without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company (collectively, the "Business Records"), and all copies thereof and therefrom. The Employee confirms that all of the Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this paragraph 7(g) constitute the exclusive property of the Company. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding the Employee's delivery of any such documents to the Company. Notwithstanding the foregoing provisions of this Section 7 or any other provision of this Agreement, the Employee shall be entitled to retain any written materials which, as shown by the Employee's records, were in Employee's possession on or prior to the date hereof, subject to the Company's right to receive a copy of all such materials.

     (h) The representations and covenants contained in this Section 7 on the part of the Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Employee contained in this Section 7. In addition, the provisions of this Section 7 shall continue to be binding upon the Employee in accordance with their terms, notwithstanding the termination of the Employee's employment hereunder for any reason.

     (i) The parties to this Agreement agree that the limitations contained in this Section 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this
Section 7 is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

     8.  Termination of Employment

     (a) Death. Employee's employment shall terminate automatically upon Employee's death.

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     (b) Termination of Employment By the Company For Cause.  The Company may
terminate Employee's employment under this Agreement for Cause. For purposes hereof, the term "Cause" shall mean (i) the inability of Employee, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services provided for hereunder for a period of 120 days in the aggregate, within any given period of 180 consecutive days during the term of this Agreement, in addition to any statutorily required leave of absence, (ii) conduct of the Employee that constitutes fraud, theft, or a criminal act involving moral turpitude, in each case only if it materially affects his ability to perform the duties and responsibilities of his position or has a material adverse effect on the Company, (iii) commission of a material act of fraud against the Company, (iv) embezzlement of funds or misappropriation of other property by the Employee from the Company; (v) failure of Employee to observe or perform his material duties and obligations as an employee of the Company or a material breach of this Agreement, after thirty (30) days advance written notice of such failure or breach which has not been cured; (vi) Employee's habitual use of illegal controlled substances, or intoxication during normal business hours while conducting the Company's business, which, in the reasonable judgment of the Board, so impairs Employee's credibility and reputation that Employee can no longer perform his duties; or (vii) Employee has been found civilly liable for sexual harassment or related offenses (or the Company has been found civilly liable for such actions by Employee).

     (c) Termination By the Company Without Cause. The Company may also terminate Employee's employment under this Agreement without Cause.

     (d) Termination By Employee for Good Reason. If a Change of Control (as defined hereafter) in the Company has occurred, Employee may terminate his employment during the Employment Period for Good Reason (defined hereafter) upon thirty (30) days' notice to the Company. For purposes of this Agreement, the term "Good Reason" shall mean the occurrence, without Employee's express written consent, of any one or more of the following events:

          (i) A material change in Employee's duties (without the consent of Employee) or a change in the title or offices held by Employee, or any occurrence which causes Employee to have his principal place of employment somewhere other than Houston, Texas.

          (ii) A reduction in Employee's compensation or the failure by the Company to continue to provide prompt payment (or reimbursement to Employee) of all reasonable expenses incurred by Employee in connection with Employee's professional and business activities.

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          (iii)  A failure by the Company to waive any and all restrictions that might exist on the exercise of any stock options held by Employee under the Company's stock option plans as of the date of a Change of Control.

          (iv) The failure of the Company to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company.

     (e) Change of Control.  A "Change of Control" shall have occurred if:

          (i) fifty percent (50%) or more of the outstanding common stock of the Company has been acquired by any person or persons (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Act")), provided such person(s) is not a stockholder(s) of the Company currently holding ten percent (10%) or more of the outstanding common stock of the Company at the time of the execution of this Agreement. For purposes of this paragraph 8, such person shall include affiliated persons (as defined in the Act));

          (ii) there has been a merger or equivalent combination involving the Company after which fifty percent (50%) or more of the voting stock of the surviving corporation is held by persons other than those persons who were stockholders holding ten percent (10%) or more of the outstanding stock of the Company immediately prior to the date of such merger or equivalent combination; or

          (iii) there has been a merger or equivalent combination or stock sale involving the Company and after such transaction fifty percent (50%) or more of the members of the surviving company's Board of Directors elected by stockholders are persons who were not directors immediately prior to such transaction; or

     (f) Voluntary Termination By Employee. Employee shall have the right at any time after the date hereof to voluntarily terminate his employment with the Company (a "Voluntary Termination") for any reason in the sole discretion of Employee by not less than thirty (30) days' prior written notice to the Company; provided however, a termination without Cause or a termination for Good Reason shall not be treated for any purpose hereunder as a Voluntary Termination.

     9.  Termination Procedures and Certain Definitions.

     (a) Notice of Termination. Any termination by the Company for Cause, without Cause or by Employee for Good Reason or in a Voluntary Termination, shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 13 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the

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extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company, respectively, hereunder or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee's or the Company's rights hereunder. Employee's continued employment with the Company, after a Notice of Termination is provided, shall not constitute consent to, or a waiver of any rights with respect to, any circumstance constituting Good Reason hereunder.

     (b) Date of Termination. "Date of Termination" means (i) if Employee's employment is terminated by the Company for Cause, the date of Employee's receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Employee's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date not less than thirty
(30) days after the date on which the Company notifies Employee of such termination, and (iii) if Employee terminates his employment for Good Reason or in a Voluntary Termination, the Date of Termination shall be the date, not less than thirty (30) days after the date on which Employee notifies the Company of such termination.

     10.  Obligations of the Company on Termination.

     (a) If during the Employment Period, Employee's employment is terminated with Cause, upon Employee's death or upon a Voluntary Termination, the Company shall immediately pay Employee in cash the portion of his Base Compensation previously earned but not yet paid.

     (b) If during the Employment Period, Employee's employment is terminated by the Company without Cause or by Employee for Good Reason:

          (i) In General. The Company shall immediately pay Employee in cash the amount of his Total Compensation previously earned but not yet paid.

          (ii)  Severance Benefits.

                    (a) All stock options granted to Employee under the
               Company's stock option plans, which have not already vested, shall immediately vest and be exercisable.

                    (b) Employee shall continue to participate in all of the
               Company's welfare benefit plans, including health and medical plans, for six (6) months after termination and shall be entitled to reimbursement of

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               COBRA payments to maintain medical and dental insurance up to twelve (12) additional months for said coverage.

                    (c) The Company shall pay Employee in a lump sum a
               "Severance Benefit" in cash equal to two (2) times Employee's Base Compensation as of the date of such termination.

          Such payment shall be made within thirty (30) days following said termination.

     11.  Burden and Benefit.   This Agreement shall be binding upon, and shall
inure to the benefit of, the Company and Employee, and their respective heirs, personal and legal representatives, successors and permitted assigns.
Employee's rights and obligations may not be assigned without the proper written consent of the Company.

     12. Governing Law. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified above by the mailing of a copy thereof in the manner specified by the provisions of
Section 13.

     13.  Notice.   Any notice required to be given shall be sufficient if it is in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, to his last known residence in the case of Employee, and to its principal office in the State of Texas in the case of the Company.

     14.  Severability.   The provisions of this Agreement shall be deemed
severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

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     15.  Entire Agreement.   This Agreement contains the entire agreement and
understanding by and between the Company and Employee with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

     16. Modification. No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

     17.  Paragraph Headings.   The paragraph headings have been inserted for
convenience only and are not to be considered when construing the provisions of this Agreement.

     18.  Counterparts.   This Agreement may be executed in any number of
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

"COMPANY"                               "EMPLOYEE"

3TEC ENERGY CORPORATION
                                        ---------------------------------
                                        R. A. WALKER

By:
   -------------------------------
    Floyd C. Wilson
    Chief Executive Officer

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